                              NOTICE OF REDEMPTION

                               UNISYS CORPORATION
                     8 1/4% CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2000
                            CUSIP NUMBER 909214AX6*

         THE CONVERSION PRIVILEGE DESCRIBED BELOW EXPIRES AT 5:00 P.M.,
                    NEW YORK CITY TIME, ON OCTOBER 27, 1997

     Notice is hereby given that pursuant to the provisions of Article III of the Indenture dated as of June 1, 1992 (the "Indenture") between Unisys Corporation (the "Company") and The Bank of New York, as Trustee, relating to the Company's 8 1/4% Convertible Subordinated Notes due 2000 (the "Notes"), the Company has called for redemption and will redeem on October 27, 1997 (the "Redemption Date") all outstanding Notes at a redemption price of $1,032.50 per $1,000 principal amount, together with accrued and unpaid interest from August 1, 1997 to the Redemption Date of $19.7083 per $1,000 principal amount, for a total redemption payment of $1,052.2083 per $1,000 principal amount (the "Redemption Payment").

     Payment of the Redemption Payment will be made on or after the Redemption Date upon presentation and surrender of Notes at the offices of The Bank of New York, as follows:

        By Hand or Overnight Courier:                            By Mail:
             The Bank of New York                          The Bank of New York
              101 Barclay Street                                 Floor 7E
               Corporate Trust                              101 Barclay Street
              Securities Window                             New York, NY 10286
                 Ground Level                             Attn: Denise Robinson
              New York, NY 10286                          Reorganization Section

     On the Redemption Date, the Redemption Payment will become due and payable on each Note, interest will cease to accrue, and the holders thereof will be entitled to no rights as such holders except the right to receive payment of the Redemption Payment.

     The Notes are convertible into the Company's Common Stock, par value $.01 per share (the "Common Stock"), at a conversion price of $10.2375 per share (equivalent to approximately 97.6801 shares of Common Stock for each $1,000 principal amount of Notes). The right to convert Notes into Common Stock will terminate at 5:00 p.m., New York City time, on the Redemption Date.
---------------

     * No representation is made as to the accuracy of this CUSIP number either as printed on the Notes or contained in this Notice of Redemption.

                   ALTERNATIVES AVAILABLE TO HOLDERS OF NOTES

     Holders of Notes have the following alternatives, each of which should be carefully considered:

1.  CONVERSION OF NOTES INTO COMMON STOCK

     Pursuant to Article XV of the Indenture, until 5:00 p.m., New York City time, on the Redemption Date, the Notes are convertible at the option of the holder, in part or in whole, in integral multiples of $1,000, into fully paid and nonassessable shares of Common Stock at a conversion price of $10.2375 per share (equivalent to approximately 97.6801 shares of Common Stock for each $1,000 principal amount of Notes). In the event such conversion would result in a fractional share of Common Stock, an amount equivalent to the value of the fractional share will be paid in cash by the Company. Such amount will be determined on the basis of the last reported sales price on the New York Stock Exchange on the last business day prior to the date of conversion. On the basis of the $14.6250 closing price of the Common Stock as reported on the New York Stock Exchange on October 6, 1997, 97.6801 shares had a market value (including cash in lieu of the fractional share) equivalent to $1,428.57 (without giving effect to commissions and other costs which would likely be incurred on sale). No payment or adjustment will be made on conversion for interest accrued on the Notes surrendered for conversion. Accordingly, any holder surrendering Notes for conversion will not receive any interest with respect to such Notes accrued since August 1, 1997.

     SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS AT LEAST $10.7720 PER SHARE, A HOLDER OF NOTES WHO CONVERTS WILL RECEIVE COMMON STOCK WITH A MARKET VALUE, PLUS CASH IN LIEU OF ANY FRACTIONAL SHARE, GREATER THAN THE AMOUNT OF CASH THE HOLDER WOULD OTHERWISE BE ENTITLED TO RECEIVE UPON REDEMPTION. HOLDERS OF NOTES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. IT SHOULD BE NOTED THAT THE PRICE OF THE COMMON STOCK RECEIVED UPON CONVERSION WILL FLUCTUATE IN THE MARKET. NO ASSURANCE IS GIVEN AS TO THE PRICE OF THE COMMON STOCK AT ANY FUTURE TIME, AND HOLDERS SHOULD EXPECT TO INCUR VARIOUS EXPENSES OF SALE IF THE COMMON STOCK RECEIVED UPON CONVERSION OF THE NOTES IS SOLD.

     THE CONVERSION RIGHT EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE. FROM AND AFTER THAT DATE AND TIME, HOLDERS OF NOTES WILL BE ENTITLED ONLY TO THE REDEMPTION PAYMENT.

2.  REDEMPTION OF NOTES ON OCTOBER 27, 1997

     Any Notes that have not been converted into Common Stock by 5:00 p.m., New York City time, on the Redemption Date will be redeemed. Upon redemption a holder will receive $1,052.2083 per $1,000 principal amount of Notes (consisting of $1,032.50 per $1,000 principal amount plus accrued and unpaid interest thereon from August 1, 1997 to the Redemption Date of $19.7083 per $1,000 principal amount). On and after the Redemption Date, interest will cease to accrue and holders of Notes will not have any rights as such holders other than the right to receive payment of the Redemption Payment, without interest, upon surrender of their Notes.

3.  SALE OF NOTES THROUGH ORDINARY BROKERAGE TRANSACTIONS

     Sales of Notes may be made through open market brokerage transactions and, if sales are made sufficiently in advance of 5:00 p.m., New York City time, on the Redemption Date, buyers thereof may convert Notes into Common Stock in the manner described below. After 5:00 p.m., New York City time, on the Redemption Date, no holder of Notes will be entitled to convert Notes into Common Stock. Holders of Notes who wish to make sales should consult with their own brokers concerning if and when their Notes should be sold.

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

                              MANNER OF CONVERSION

     To convert Notes into Common Stock, the holder thereof must surrender such Notes, duly endorsed, prior to 5:00 p.m., New York City time, on the Redemption Date to the Company's agency maintained for that purpose at The Bank of New York at the address set forth above, accompanied by written notice (a form of which is set forth on the reverse of the Note) to the Company that the holder elects to convert such Notes, or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted. Such notice must also state the name or names (with address) in which the certificate or certificates for shares of Common Stock issuable upon conversion are to be issued. Each Note surrendered for conversion must, unless the shares issuable on conversion are to be issued in the same name as the name in which such Note is registered, be duly endorsed by, or accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by, the holder or his or her duly authorized attorney. The notice that must be given to the Company may be provided by surrendering Notes accompanied by the Letter of Transmittal provided to all record holders of the Notes.

     As promptly as practicable after the surrender of such Note and the receipt of such notice, as aforesaid, the Company will issue and deliver at the office of The Bank of New York to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Note and a check for the amount payable in lieu of any fractional share. Holders are also entitled to convert fewer than all Notes they hold provided that any conversions are for principal amounts of Notes in integral multiples of $1,000, in accordance with the terms of the Indenture. No payment or adjustment will be made on conversion for interest accrued on the Notes surrendered for conversion.

     THE NOTES MAY BE CONVERTED INTO COMMON STOCK ONLY BY DELIVERY OF NOTES, ACCOMPANIED BY THE NOTICE AS DESCRIBED ABOVE, TO THE BANK OF NEW YORK PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE. SINCE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, THAT DETERMINES WHETHER NOTES HAVE BEEN PROPERLY TENDERED FOR CONVERSION, SUFFICIENT TIME SHOULD BE ALLOWED FOR NOTES SENT BY MAIL TO BE RECEIVED BY THE BANK OF NEW YORK PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE.

     ANY NOTES THAT HAVE NOT BEEN PROPERLY PRESENTED FOR CONVERSION PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE WILL BE AUTOMATICALLY REDEEMED AS SET FORTH HEREIN UPON SURRENDER OF THE NOTE.

                              MANNER OF REDEMPTION

     To receive the Redemption Payment specified above for any Notes being redeemed, the holder thereof must surrender such Notes to The Bank of New York, at the address set forth above.

                   IMPORTANT INFORMATION FOR HOLDERS OF NOTES

MARKET CONSIDERATIONS

     On October 6, 1997, the reported closing price of the Common Stock on the New York Stock Exchange was $14.6250 per share. During the period from January 1, 1995 through October 6, 1997, the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange were $15.75 and $5.50, respectively. As long as the market price of the Common Stock (after giving effect to commissions and any other costs of sale) is equal to or greater than $10.7720 per share, holders who elect to convert their Notes will receive shares of Common Stock (including cash paid in lieu of any fractional share) having a current market value greater than the cash they would be entitled to receive upon redemption.

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

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is for general information and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the applicable regulations promulgated thereunder, and published administrative and judicial decisions, all as they exist at the date of this Notice. Changes in the law could affect the federal income tax consequences discussed below.

     Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SALE OR CONVERSION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES IN APPLICABLE TAX LAWS.

     For federal income tax purposes, the conversion of Notes into Common Stock will not result in a taxable gain or loss with respect to the Common Stock received, except that gain or loss must be recognized with respect to cash received in lieu of fractional shares upon conversion. The amount of such gain or loss will be equal to the amount of cash received less the basis attributable to such fractional shares and will be capital gain or loss if the Notes are capital assets in the hands of the holder. A holder's basis for the Common Stock received upon conversion of Notes will be equal to the basis of the Notes surrendered, reduced by the portion of the basis allocated to any fractional share. Assuming that the Notes are capital assets in the holder's hands, the holding period for the Common Stock will include the holding period for those Notes.

     A sale of Notes or surrender of Notes for redemption will be a taxable transaction on which gain or loss, if any, will be recognized. The gain or loss will ordinarily be a capital gain or loss, provided the Notes are a capital asset in the hands of the holder. The gain or loss recognized upon sale of Notes or surrender thereof for redemption will be the difference between the holder's basis in the Notes and the sale price or redemption price, as the case may be, received in respect thereof, exclusive of accrued interest, which will be taxable as ordinary income. If a holder purchased the Notes for an amount below the stated redemption price at maturity, a portion of the gain may be treated as ordinary interest income as a result of the market discount provisions of the Internal Revenue Code. To the extent the Notes converted are subject to accrued market discount not previously included in the income of the holder, the amount of the accrued market discount will carry over to the Common Stock acquired on conversion and will be taxed as ordinary income upon the subsequent disposition of the Common Stock.

     The federal income tax discussion set forth above is included for general information only. Holders should consult their tax advisors to determine particular tax consequences to them (including the application and effect of market discount and backup withholding rules, state and local income and other tax laws) prior to any conversion, sale or surrender for redemption of the Notes. Holders who do not provide a Taxpayer Identification Number or who provide an incorrect Taxpayer Identification Number on the Substitute Form W-9 provided in the Letter of Transmittal may be subject to a 31% backup withholding tax and other penalties.

                                    GENERAL

     A copy of this Notice of Redemption and a form of Letter of Transmittal to accompany Notes surrendered for redemption or tendered for conversion have been sent to all holders of record of the Notes. Additional copies of such documents may be obtained from The Bank of New York at the addresses set forth above or by telephone at (212) 815-2791.

                                          UNISYS CORPORATION
October 7, 1997

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